Exhibit 99.1

T2 Biosystems Reports First Quarter 2017 Results and Corporate Update

LEXINGTON, Mass., May 2, 2017 — T2 Biosystems, Inc. (NASDAQ:TTOO) today announced operating highlights and financial results for the first quarter ended March 31, 2017.

Recent Operational and First Quarter Performance Highlights:

•                  Secured commitments from new hospitals in the U.S. and Europe that will provide access to an estimated 30,000 additional patients annually considered to be at high risk for sepsis infections.

•                  Secured contracts with 2 hospitals: 1 in the U.S. and 1 in Europe.

•                  Streamlined placements of instruments at hospital locations in the U.S. by reallocating instruments from small hospitals with little to low T2Candida® patient testing volumes to more productive locations.

•                  Ended the quarter with contracts in place representing 126 hospitals in the U.S., providing access to approximately 420,000 patients at high risk of infections that could be tested with T2Candida or in the future, T2Bacteria™.

•                  Reported revenue of $941,000, including $631,000 of product revenue. Product revenue grew nearly 45% compared to the first quarter of 2016, driven primarily by instrument sales and increased patient testing across the installed base.

•                  Continued progress with development of T2Bacteria, which remains on track for an anticipated mid-2017 FDA filing.

•                  Expanded European presence now includes 10 countries where the T2 platform is marketed through international distributors.

•                  Presentations by T2 users on the performance and economic and clinical impact of the T2Sepsis™ Solution at ECCMID (April 22-25; Vienna, Austria); including Patricia Muñoz MD, PhD, from Hospital General Universitario Gregorio Marañón in Madrid, Spain, Giulia De Angelis, M.D. from Policlinico Universitario Agostino Gemelli in Rome, Italy, and Sandy Estrada, Pharm.D., BCPS from Lee Memorial Health System in Fort Myers, FL.

•                  Total operating expenses for the first quarter of 2017 were $12.5 million, compared to $12.8 million for the first quarter of 2016. Research and development expenses remained consistent year over year, while a reduction in SG&A expenses was due to strong cost management.

•                  Ended the first quarter with approximately $58.8 million in cash and cash equivalents.

“We continued to execute against our strategic priorities in the first quarter,” said John McDonough, president and chief executive officer. “We expanded our customer base and gained access to an additional 30,000 high-risk patients. We also remain on track to achieve our target of 200,000 additional high-risk patients by the end of the third quarter of this year. Furthermore, we progressed the clinical trials for T2Bacteria and remain on track for a mid-2017 filing with the FDA. Customer interest in T2Bacteria remains high, and we are excited about the value proposition for our customers that the combination of T2Bacteria and T2Candida creates.”

Financial Results

Total revenue in the first quarter of 2017 was $941,000, which consisted of $631,000 of product revenue and $310,000 of research revenue. Product revenue in the first quarter of 2017 was primarily driven by instrument sales and increased patient testing across the installed base. In comparison, the Company recorded total revenue of $1.1 million, including $437,000 of product revenue in the first quarter of 2016.

Total operating expenses for the first quarter of 2017 were $12.5 million, compared to $12.8 million for the first quarter of 2016. Research and development expenses remained consistent year over year, while there was a reduction in SG&A expenses due to strong cost management.

The net loss applicable to common shareholders for the first quarter of 2017 was $14.7 million, or a $0.48 loss per share, compared to $13.4 million, or a $0.55 loss per share, for the first quarter of 2016.

The Company’s balance sheet as of March 31, 2017, showed total cash and cash equivalents of $58.8 million driven by increased cash used in operating activities.

Anticipated Upcoming Corporate Milestones

•                  Completing the clinical trial for T2Bacteria and filing for market clearance with the FDA by mid-2017.

•                  Obtaining a CE mark that will enable the launch of T2Bacteria in Europe in the second half of 2017.

•                  Commercially launching T2Bacterial in Europe in the second half of 2017 through the established European distributor channel.

•                  Publication of additional customer success stories that highlight the benefit of T2MR technology to patient health and hospital economics. Presentations will include data from hospitals on use of T2Bacteria and T2Candida.

•                  Completing pre-clinical studies for the T2Lyme™ Panel in 2017, which is expected to lead to an FDA clinical trial in 2018, in partnership with Canon U.S.A.

•                  Commencing pre-clinical studies for the Gram-negative resistance panel in 2018 in partnership with Allergan.

•                  Expanding our commercial efforts in European countries beyond our current footprint.

Outlook

The Company continues to target an increase in the number of high-risk patients at customer facilities under contract by 200,000 patients for the 12-month period ending September 30, 2017.

Additionally, the Company anticipates continued growth of product revenue in the second quarter of 2017 from an increase in T2Candida Panel sales due to increased patient testing across the installed base.

The Company anticipates total operating expenses for the second quarter of 2017 to be between $12.3 million and $12.9 million, of which approximately $1.8 million is non-cash expenses that are primarily related to depreciation and stock compensation expenses.

The Company anticipates research revenue to be below $100,000 in the second quarter as revenue from Canon U.S.A. for the Lyme panel will decline due to the fact that the product is in the pre-clinical stage of development.

The Company is forecasting weighted average shares for the second quarter of 2017 to be 30.7 million.

Conference Call

T2 Biosystems’ management will discuss the Company’s financial results for the first quarter ended March 31, 2017, and provide a general business update during a conference call beginning at 4:30 p.m. Eastern Time today, May 2, 2017. To join the call, participants may dial 1-877-407-9208 (U.S.) or 1-201-493-6784 (International). To listen to the live call via T2 Biosystems’ website, go to www.t2biosystems.com, and navigate to the Investors/Events & Presentations section. A webcast replay of the call will be available for 90 days following the conclusion of the call in the Investors/Events & Presentations section of the website.

About T2 Biosystems

T2 Biosystems is focused on developing innovative diagnostic products to improve patient health. With the FDA-cleared T2Dx® Instrument and T2Candida® Panel targeting sepsis and a range of additional products in development, T2 Biosystems is an emerging leader in the field of in vitro diagnostics. The Company is utilizing its proprietary T2 Magnetic Resonance technology, or T2MR®, to develop a broad set of applications aimed at lowering mortality rates, improving patient outcomes and reducing the cost of healthcare by helping medical professionals make targeted treatment decisions earlier. T2MR enables the fast and sensitive detection of pathogens, biomarkers and other abnormalities in a variety of patient sample types, including whole blood. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the performance of the Company’s diagnostic products and the ability to bring such products to market. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. For more information on risk factors for T2 Biosystems, Inc.’s business, please refer to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2017, under the heading “Risk Factors,” and other filings the Company makes with the Securities and Exchange Commission from time to time. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Media Contact:

Matthew McKillip, T2 Biosystems

mmckillip@t2biosystems.com

518-577-3466

Investor Contact:

Tucker Elcock, Teneo Strategy

Tucker.Elcock@teneostrategy.com

212-886-9319

T2 Biosystems, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue:
Product revenue	$631	$437
Research revenue	310	659
Total revenue	941	1,096

Costs and expenses:
Cost of product revenue	1,627	1,026
Research and development expenses	6,585	6,589
Selling, general and administrative expenses	5,874	6,204
Total costs and expenses	14,086	13,819

Loss from operations	(13,145)	(12,723)
Interest expense, net	(1,637)	(735)
Other income, net	79	32
Net loss and comprehensive loss	$(14,703)	$(13,426)

Net loss per share - basic and diluted	$(0.48)	$(0.55)
Weighted-average number of common shares used in computing net loss per share - basic and diluted	30,531,180	24,218,767

T2 Biosystems, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$58,822	$73,488
Accounts receivable	409	327
Prepaid expenses and other current assets	931	820
Inventories, net	489	803
Total current assets	60,651	75,438
Property and equipment, net	14,468	13,589
Restricted cash	260	260
Other assets	280	281
Total assets	$75,659	$89,568

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,161	$962
Accrued expenses and other current liabilities	4,060	4,908
Current portion of notes payable	1,316	1,269
Deferred revenue	2,127	2,445
Current portion of lease incentives	249	301
Total current liabilities	8,913	9,885
Notes payable, net of current portion	39,750	39,504
Lease incentives, net of current portion	791	792
Other liabilities	175	49

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding at March 31, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized at March 31, 2017 and December 31, 2016; 30,594,342 and 30,482,712 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	31	30
Additional paid-in capital	244,391	242,997
Accumulated deficit	(218,392)	(203,689)
Total stockholders’ equity	26,030	39,338
Total liabilities and stockholders’ equity	$75,659	$89,568